As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIDELITY NATIONAL FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0498599
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

601 Riverside Avenue	32204
Jacksonville, Florida	(Zip Code)
(Address of Principal Executive Offices)

Provesa, Inc. 1994 Stock Option Plan
InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan
InterCept, Inc. 2002 Stock Option Plan
InterCept, Inc. G. Lynn Boggs 2002 Stock Option Plan

(Full Title of the Plans)

Peter T. Sadowski, Esq.
Executive Vice President and General Counsel
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent For Service)

(904) 854-8100
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered (1)	Per Share (2)	Offering Price (3)	Fee (4)
Common Stock, par value $0.0001 per share	1,708,155	$4.29 - 84.11	$71,286,879	$9,032

(1)	Represents the number of shares issuable upon exercise of options under the respective option plans covered under this Registration Statement, as follows: 8,487 shares issuable upon exercise of options under Provesa, Inc. 1994 Stock Option Plan; 1,239,806 shares issuable upon exercise of options under InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan; 384,283 shares issuable upon exercise of options under InterCept, Inc. 2002 Stock Option Plan; and 75,580 shares issuable upon exercise of options under InterCept, Inc. G. Lynn Boggs Stock Option Plan (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be subject to issuance as a result of anti-dilution and other provisions of the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, the range of proposed maximum offering price per share is based on the range of exercise prices of the options outstanding under the Plans.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, the maximum aggregate offering price is based on the exercise prices of the options outstanding under the Plan and the number of shares of Common Stock issuable at such prices.

(4)	This registration fee has been calculated pursuant to Section 6(b) of the Securities Act and Fee Advisory #7 for Fiscal Year 2004 issued by the Securities and Exchange Commission (“SEC”) on January 26, 2004 by multiplying $126.70 by each $1,000,000 of the proposed maximum offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
EXPERTS
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

EXPLANATORY NOTE

     Pursuant to the Amended and Restated Agreement and Plan of Merger (the “Agreement”) dated as of September 8, 2004, between Fidelity National Financial, Inc. (the “Registrant”), Fidelity National Information Services, Inc., Fuscia Merger Sub, Inc. and InterCept, Inc. (“InterCept”), the Registrant acquired a 100% interest in InterCept, with InterCept becoming an indirect wholly-owned subsidiary of the Registrant. All outstanding options to purchase common stock, no par value, of InterCept, granted pursuant to the Plans prior to the acquisition have been converted into options to purchase common stock, par value $0.0001 per share, of the Registrant, subject to appropriate adjustments to the number of shares subject to the option and the exercise price thereof. Each such converted option is otherwise exercisable on terms and conditions as were applicable immediately prior to the acquisition.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004, as amended as of April 29, 2004;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 10, 2004, for the fiscal quarter ended June 30, 2004 filed with the SEC on August 9, 2004, and for the fiscal quarter ended September 30, 2004 filed with the SEC on November 9, 2004;

3.	The Registrant’s Current Reports on Form 8-K dated January 28, 2004, February 10, 2004, April 29, 2004, May 26, 2004, July 23, 2004, September 14, 2004, September 15, 2004, September 30, 2004, October 20, 2004, October 22, 2004, November 12, 2004; and November 23, 2004.

4.	The description of the Registrant’s Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on February 4, 1992, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plans meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

EXPERTS

     The consolidated financial statements and financial statement schedules of the Registrant as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 and 2002, financial statements refers to a change, effective January 1, 2002, in the method of accounting for goodwill and other intangible assets after they have initially been recognized in the financial statements and a change, effective January 1, 2003, in the method of accounting for stock-based employee compensation.

Item 4. Description of Securities

     The class of securities to be offered under this Registration Statement is registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article Seventh (f) of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     ARTICLE V, Section 1 of the Registrant’s Restated Bylaws (the “Restated Bylaws”) provides that the corporation shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or served any other enterprise as a director or officer at the request of the corporation or any predecessor of the corporation. The rights of indemnification under the Restated Bylaws are not exclusive of any other rights to which any director or officer of the corporation may be entitled apart from the provisions of Article V.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements may require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director of the Registrant may be required to bear the economic burden of the foregoing liabilities and expenses.

     In addition to the indemnification provided for in the Registrant’s Certificate and Restated Bylaws, the Registrant has purchased directors’ and officers’ liability insurance which would insure the Registrant’s directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7. Exemption From Registration Claimed

     Not Applicable.

Item 8. Exhibits

     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 11, 2003).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-4, Registration No. 333-103067).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP dated November 19, 2004.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	Provesa, Inc. 1994 Stock Option Plan.

99.2	InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan.

99.3	InterCept, Inc. 2002 Stock Option Plan.

99.4	InterCept, Inc. G. Lynn Boggs 2002 Stock Option Plan.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 22, 2004.

FIDELITY NATIONAL FINANCIAL, INC. /s/ William P. Foley, II William P. Foley, II Chairman of the Board and Chief Executive Officer

Power of Attorney and Signatures

     We, the undersigned directors and officers of Fidelity National Financial, Inc., do hereby make, constitute and appoint William P. Foley, II and Alan L. Stinson, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William P. Foley, II	Chairman of the Board and	November 22, 2004
Chief Executive Officer
William P. Foley, II	(Principal Executive Officer)

/s/ Alan L. Stinson	Executive Vice President and	November 22, 2004
Chief Financial Officer
Alan L. Stinson	(Principal Financial
and Accounting Officer)

/s/ Frank P. Willey	Vice Chairman of	November 22, 2004
the Board
Frank P. Willey

Signature	Title	Date
/s/ Terry N. Christensen	Director	November 22, 2004
Terry N. Christensen

/s/ Willie D. Davis	Director	November 22, 2004
Willie D. Davis

/s/ John F. Farrell, Jr.	Director	November 22, 2004
John F. Farrell, Jr.

/s/ Philip G. Heasley	Director	November 22, 2004
Philip G. Heasley

/s/ William A. Imparato	Director	November 22, 2004
William A. Imparato

	Director	November , 2004
Donald M. Koll

	Director	November , 2004
General William Lyon

/s/ Cary H. Thompson	Director	November 22, 2004
Cary H. Thompson

/s/ Daniel D. Lane	Director	November 22, 2004
Daniel D. (Ron) Lane

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 11, 2003).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-4, Registration No. 333-103067).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP dated November 19, 2004.

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	Provesa, Inc. 1994 Stock Option Plan.

99.2	InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan.

99.3	InterCept, Inc. 2002 Stock Option Plan.

99.4	InterCept, Inc. G. Lynn Boggs 2002 Stock Option Plan.